Exhibit 10.2

Execution Version

Change of Control

Terms and Conditions

TiVo Inc. (the “Corporation”) considers it essential to the best interests of its shareholders to foster the continuous employment of the Corporation’s key management personnel. In this regard, the Corporation’s Board of Directors (the “Board”) recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control of the Corporation may exist and the uncertainty and questions that it may raise among management could result in the departure or distraction of management personnel to the detriment of the Corporation and its shareholders.

The Board has decided to reinforce and encourage the continued attention and dedication of members of the Corporation’s management, including yourself, to their assigned duties without the distraction arising from the possibility of a change in control of the Corporation.

In order to induce you to remain in its employ, the Corporation hereby agrees that after this letter agreement (this “Agreement”) has been fully executed, you shall receive the severance benefits set forth in this Agreement in the event that your employment with the Corporation is terminated under the circumstances described below in anticipation of or subsequent to a Change in Control (as defined below).

1. Term of Agreement. This Agreement shall commence on July 1, 2005 and shall continue in effect through December 31, 2007; provided, however, that commencing on January 1, 2008 and on each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than December 15 of the preceding year, the Corporation shall have given you notice that it does not wish to extend this Agreement; provided, further, that if a Change in Control occurs during the original or any extended term of this Agreement, the term of this Agreement shall continue in effect for the twelve (12) month period immediately following the Change in Control.

2. Change in Control. No benefits shall be payable hereunder unless there has been a Change in Control. For purposes of this Agreement, a “Change in Control” shall mean (i) a sale, lease or other disposition of all or substantially all of the assets of the Corporation, (ii) a sale by the stockholders of the Corporation of the voting stock of the Corporation to another corporation and/or its subsidiaries or other person or group that results in the ownership by such corporation and/or its subsidiaries or other person or group (the “Acquiring Entity”) of eighty percent (80%) or more of the combined voting power of all classes of the voting stock of the Corporation entitled to vote; provided, however, that a sale by the stockholders of the Corporation of voting stock that results in the ownership by such Acquiring Entity of less than eighty percent (80%) of the combined voting power of all classes of the voting stock of the Corporation entitled to vote shall nonetheless constitute a Change in Control if it results in the Acquiring Entity having the ability to appoint a majority of the members of the Board; (iii) a merger or consolidation in which the Corporation is not the surviving corporation or (iv) a reverse merger in which the Corporation is the surviving corporation but less than fifty-one percent (51%) of the shares of Common Stock outstanding immediately after the merger are beneficially owned by the Corporation’s stockholders (as determined immediately before the merger).

3. Termination in Anticipation of or Following Change in Control.

(i) General. If a Change in Control shall have occurred during the term of this Agreement, you shall be entitled to the benefits provided in Section 4(ii) if your employment is terminated within the thirteen (13) month period immediately following the date of such Change in Control (a) by the Corporation other than for Cause or Disability (each as defined below), or (b) by you for Good Reason (as defined below) (a termination of your employment under the circumstances described in this sentence is sometimes hereinafter referred to as a “Payment Termination”). Notwithstanding anything contained herein, if your employment is terminated during the period commencing on the public announcement of a transaction which if consummated will constitute a Change in Control and ending on the date of consummation of such Change in Control either by the Corporation other than for Cause or Disability or by you for Good Reason, and if such termination (1) was at the request of a third party effecting the Change in Control or (2) otherwise arose in connection with or in anticipation of the Change in Control, then for all purposes of this Agreement your employment shall be deemed to have been terminated immediately after the actual occurrence of the Change in Control. Except as described in the preceding sentence, in the event that your employment with the Corporation is terminated for any reason and subsequently a Change in Control occurs, you shall not be entitled to any benefits hereunder. In the event that you are entitled to the benefits provided in Section 4(ii), such benefits shall be paid notwithstanding the subsequent expiration of the term of this Agreement. Notwithstanding the foregoing, if your employment is terminated in a Payment Termination, if any benefit or payment that would otherwise be provided to you pursuant to Section 5 of the Employment Agreement but for your termination being a Payment Termination is more favorable to you than that to which you would be entitled under this Agreement, you shall be entitled to receive the more favorable benefit or payment.

(ii) Death or Disability. Your employment with the Corporation shall terminate automatically upon your death. The Corporation may terminate your employment for Disability, but only if that Disability continues through the Date of Termination (as hereinafter defined). For purposes of this Agreement, “Disability” shall mean your absence from the full-time performance of your duties with the Corporation for one hundred eighty (180) consecutive days by reason of your physical or mental illness.

(iii) Cause. The Corporation may terminate your employment for Cause. For purposes of this Agreement, “Cause” shall mean (a) your willful and continued failure to substantially perform your duties with the Corporation (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after your issuance of a Notice of Termination (as defined below) for Good Reason), after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, (b) your willful and continued failure to substantially follow and comply with such specific and lawful directives of the Board that are not inconsistent with your position as President and Chief Executive Officer of the Corporation (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after your issuance of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, (c) your willful commission of an act of fraud or dishonesty resulting in material economic or financial injury to the Corporation, or (d) your conviction of, or entry by you of a guilty or no contest plea to, the commission of a felony involving moral turpitude. For purposes of this Section 3(iii), no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith.

(iv) Good Reason. You may terminate your employment with the Corporation for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence, after a Change in Control, of any one or more of the following events without your prior written consent, unless the Corporation fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) prior to the Date of Termination:

(a) Your removal from your position as Chief Executive Officer or President of the Corporation for any reason other than for Cause or your Disability;

(b) A material reduction in the nature or scope of your responsibilities, or the assignment to you of duties that are materially inconsistent with your position (in each case as compared to your responsibilities, duties or position immediately prior to the Change in Control);

(c) the Corporation’s reduction of your annual base salary or bonus opportunity, each as in effect on the date hereof or as the same may be increased from time to time;

(d) the Corporation’s failure to maintain a suitable and appropriate office in New York, New York or the Corporation’s discontinuance of its agreement to reimburse you for first class air travel for travel between New York, New York and the Corporation’s offices in Alviso, California;

(e) the Corporation’s failure to pay to you any portion of your then current compensation or any portion of an installment of deferred compensation under any deferred compensation program of the Corporation, in each case within seven (7) days of the date such compensation is due;

(f) the Corporation’s failure to continue in effect compensation and benefit plans which provide you with benefits which are no less favorable on an aggregate basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, to the benefits provided to you under the Corporation’s compensation and benefit plans and practices immediately prior to the Change in Control;

(g) the Corporation’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof;

(h) the Corporation requiring you to relocate your primary residence from New York;

(i) any purported modification of this Agreement by the Corporation or any termination of your employment by the Corporation for any reason other than for Cause or your Disability;

(j) the Corporation’s providing notice to you pursuant to Section 1 above that it does not wish to extend the term of this Agreement; or

(k) the Corporation’s material breach of any provision of your employment agreement with the Corporation.

Your right to terminate your employment pursuant to this Section 3(iv) shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

(v) Notice of Termination. Any purported termination of your employment by the Corporation or by you (other than termination due to your death, which shall terminate your employment automatically) shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 6. For purposes of this Agreement, “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement (if any) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(vi) Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean (a) if your employment is terminated due to your death, the date of your death; (b) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full time performance of your duties during such thirty (30) day period), and (c) if your employment is terminated for any reason other than death or Disability, the date specified in the Notice of Termination (which, in the case of a termination by the Corporation without Cause shall not be less than thirty (30) days from the date such Notice of Termination is given, and in the case of a termination by you for Good Reason shall not be less than fifteen (15) nor more than thirty (30) days from the date such Notice of Termination is given).

4. Compensation Upon Termination.

(i) If your employment with the Corporation is terminated by reason of your death, by the Corporation for Cause or Disability, or by you other than for Good Reason, the Corporation shall pay you your full base salary, when due, through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan or practice of the Corporation at the time such payments are due (including, without limitation, all accrued and unused vacation), and the Corporation shall have no further obligations to you under this Agreement.

(ii) If you incur a Payment Termination, then, subject to Section 4(v), in lieu of any severance benefits to which you may otherwise be entitled under any severance plan or program of the Corporation or by law, you shall be entitled to the benefits provided below:

(a) the Corporation shall, at the time specified in Section 4(iii), pay to you your full base salary, when due, through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan or practice of the Corporation at the time such payments are due (including, without limitation, all accrued and unused vacation);

(b) the Corporation shall, at the time specified in Section 4(iii), pay as severance pay to you a lump-sum severance payment equal to the sum of the following:

(A) one hundred percent (100%) of the greater of (x) your monthly base salary as in effect immediately prior to delivery of the Notice of Termination multiplied by eighteen (18) or (y) your monthly base salary as in effect immediately prior to the Change in Control multiplied by eighteen (18); and

(B) one hundred percent (100%) of the greater of (x) your targeted annual bonus for the year in which the Date of Termination occurs or (y) your targeted annual bonus for the year in which the Change in Control occurs, as if the bonus goals are satisfied;

(c) you shall immediately become vested with respect to one hundred percent (100%) of the unvested portion of any stock options, stock appreciation rights, restricted stock and such other awards granted pursuant to the Corporation’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof that you then hold; provided, however that with regard to stock options or restricted shares of the Corporation’s capital stock held by you that contain provisions making the vesting of, or lapse of restrictions with respect to, such awards contingent upon the attainment of one or more performance goals (“Performance Awards”), such Performance Awards shall become vested and/or restrictions shall lapse with respect to one hundred percent (100%) of the shares of the Corporation’s capital stock that otherwise would have become vested during the year of your termination of employment as if the performance goals with respect to such year (or prior periods) had been attained;

(d) for the period beginning on the Date of Termination and ending on the earlier of (i) the date which is eighteen (18) full months following the Date of Termination or (ii) the first day of your eligibility to participate in a comparable group health plan maintained by a subsequent employer, the Corporation shall pay for and provide you and your dependents with the same medical benefits coverage to which you would have been entitled had you remained continuously employed by the Corporation during such period. In the event that you are ineligible under the terms of the Corporation’s benefit plans to continue to be so covered, the Corporation shall provide you with substantially equivalent coverage through other sources or will provide you with a lump sum payment (determined on a present value basis using the interest rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), on the Date of Termination) in such amount that, after all income and employment taxes on that amount, shall be equal to the cost to you of providing yourself such benefit coverage. At the termination of the benefits coverage under the first sentence of this Section 4(ii)(e), you and your dependents shall be entitled to continuation coverage pursuant to Section 4980B of the Code, Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended, and under any other applicable law, to the extent required by such laws, as if you had terminated employment with the Corporation on the date such benefits coverage terminates; and

(e) the Corporation shall furnish you for six (6) years following the Date of Termination (without reference to whether the term of this Agreement continues in effect) with directors’ and officers’ liability insurance insuring you against insurable events which occur or have occurred while you were a director or officer of the Corporation, such insurance to have policy limits aggregating not less than the amount in effect immediately prior to the Change in Control, and otherwise to be in substantially the same form and to contain substantially the same terms, conditions and exceptions as the liability issuance policies provided for officers and directors of the Corporation in force from time to time, provided, however, that such terms, conditions and exceptions shall not be, in the aggregate, materially less favorable to you than those in effect on the date hereof; provided, further, that if the aggregate annual premiums for such insurance at any time during such period exceed one hundred and fifty percent (150%) of the per annum rate of premium currently paid by the Corporation for such insurance, then the Corporation shall provide the maximum coverage that will then be available at an annual premium equal to one hundred and fifty percent (150%) of such rate.

(iii) The payments provided for in Sections 4(ii)(a) and (b) as applicable, shall be made not later than the fifth business day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Corporation shall pay to you on such day an estimate, as determined in good faith by the Corporation, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Corporation to you, payable on the fifth day after demand by the Corporation (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(iv) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amounts (other than loans or advances to you by the Corporation) claimed to be owed by you to the Corporation, or otherwise.

(v) As a condition to your receipt of any benefits described in Section 4(ii) hereof, you shall be required to execute a Release in the form attached hereto as Exhibit A (the “Release”).

5. Successors; Binding Agreement.

(i) The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Unless expressly provided otherwise, “Corporation” as used herein shall mean the Corporation as defined in this Agreement and any successor to its business and/or assets as aforesaid.

(ii) This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

6. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Corporation shall be directed to the attention of its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

7. Confidentiality and Non-Solicitation Covenants.

(i) Confidentiality. You hereby agree that, other than as you determine in good faith is necessary or appropriate in the discharge of your duties to the Corporation, during the term of this Agreement and thereafter, you shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). You further agree that, upon termination of your employment with the Corporation, all Confidential Information in your possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Corporation and shall not be retained by you or furnished to any third party, in any form except as provided herein; provided, however, that this Section 7(i) shall not apply to Confidential Information that (a) was publicly known at the time of disclosure to you, (b) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Corporation by you, (c) is lawfully disclosed to you by a third party, (d) is required to be disclosed by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order you to disclose or make accessible any information, or (e) is related to any litigation, arbitration or mediation between the parties, including, but not limited to, the enforcement of this Agreement. As used in this Agreement, the term “Confidential Information” means: information disclosed to you or known by you as a consequence of or through your relationship with the Corporation about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, product lists, product road maps, technology specifications or other information related to the products and services of the Corporation and its affiliates. Nothing herein shall limit in any way any obligation you may have relating to Confidential Information under any other agreement with or promise to the Corporation.

(ii) Non-Solicitation. You hereby agree that, for the eighteen (18) month period immediately following the Date of Termination, you shall not, either on your own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Corporation any of its officers or employees or offer employment to any person who, on or during the six (6) months immediately preceding the date of such solicitation or offer, is or was an officer or employee of the Corporation; provided, however, that (i) a general advertisement to which an employee of the Corporation responds shall in no event be deemed to result in a breach of this Section 7(ii), and (ii) it shall not be a violation of this Section 7(ii) for Executive to directly or indirectly solicit the employment of, or to hire, his current executive assistant.

(iii) Survival; Reformation. The provisions of this Section 7 shall survive the termination or expiration of this Agreement and your employment with the Corporation and shall be fully enforceable thereafter. If it shall be finally determined that any restriction in this Section 7 is excessive in duration or scope or is unreasonable or unenforceable under the laws of any state or jurisdiction, it is the intention of the parties that such restriction may be modified or amended to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.

(iv) Equitable Relief. In the event that you shall breach or threaten to breach any of the provisions of this Section 7, in addition to and without limiting or waiving any other remedies available to the Corporation in law or in equity, the Corporation shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain such breach or threatened breach and to enforce the provisions of this Section 7. You acknowledge that it is impossible to measure in money the damages that the Corporation will sustain in the event that you breach or threaten to breach the provisions of this Section 7 and, in the event that the Corporation shall institute any action or proceeding to enforce such provisions seeking injunctive relief, you hereby waive and agree not to assert and shall not use as a defense thereto the claim or defense that the Corporation has an adequate remedy at law. The foregoing shall not prejudice the right of the Corporation to require you to account for and pay over to the Corporation the amount of any actual damages incurred by the Corporation as a result of such breach.

8. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Except as provided in Section 4(ii)(f) hereunder, any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Corporation under Section 4 shall survive the expiration of the term of this Agreement. The section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement.

9. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

11. Arbitration; Dispute Resolution, Etc.

(i) Arbitration Procedures. Except as set forth in Section 7(iv), any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in San Jose, California in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, you and the Corporation shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. In the event you and the Corporation cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator. Neither you nor the Corporation nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof.

(ii) Compensation During Dispute, Etc. Your compensation during any disagreement, dispute, controversy, claim, suit, action or proceeding (collectively, a “Dispute”) arising out of or relating to this Agreement or the interpretation of this Agreement shall be as follows:

If there is a termination of your employment with the Corporation followed by a Dispute as to whether you are entitled to the payments and other benefits provided under this Agreement, then, during the period of that Dispute the Corporation shall pay you fifty percent (50%) of the amounts specified in Section 4(ii)(b) hereof, and the Corporation shall provide you with the other benefits provided in Section 4(ii) of this Agreement, if, but only if, you agree in writing that if the Dispute is resolved against you, you shall promptly refund to the Corporation all payments you receive under Section 4(ii)(b) of this Agreement plus interest at the rate provided in Section 1274(d) of the Code, compounded quarterly. If the Dispute is resolved in your favor, promptly after resolution of the Dispute the Corporation shall pay you all amounts which were withheld during the period of the Dispute plus interest at the rate provided in Section 1274(d) of the Code, compounded quarterly.

(iii) Expenses; Legal Fees. The Corporation shall pay, or reimburse you for, all administrative fees and costs, and all arbitrator’s fees and expenses incurred by you in connection with any Dispute arising out of or related to this Agreement. The Corporation shall pay, or reimburse you for, all expenses and reasonable attorney’s fees incurred by you in connection with any Dispute arising out of or relating to this Agreement or the interpretation thereof with respect to which you prevail. In addition, the Corporation shall pay your reasonable attorney’s fees incurred in connection with negotiating and documenting this Agreement.

12. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, any prior severance agreements, is hereby terminated and cancelled. Any of your rights hereunder shall be in addition to any rights you may otherwise have under benefit plans or agreements of the Corporation (other than severance plans or agreements) to which you are a party or in which you are a participant, including, but not limited to, any Corporation sponsored employee benefit plans and stock options plans. The provisions of this Agreement shall not in any way abrogate your rights under such other plans and agreements. In addition this Agreement shall not limit in any way any obligation you may have under any other agreement with or promise to the Corporation relating to employee confidentiality, proprietary rights in technology or the assignment of interests in any intellectual property.

13. At-Will Employment. Nothing contained in this Agreement shall (i) confer upon you any right to continue in the employ of the Corporation, (ii) constitute any contract or agreement of employment, or (iii) interfere in any way with the at-will nature of your employment with the Corporation.

14. Code Section 409A. This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A of the Code and the Treasury Regulations thereunder, and any payment scheduled to be made hereunder that would otherwise violate Section 409A of the Code shall be delayed to the extent necessary for this Agreement and such payment to comply with Section 409A and the Treasury Regulations thereunder.

If this Agreement sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation a copy of this Agreement, which shall then constitute our agreement on this subject.

Sincerely,

TIVO INC.

By:	/S/ RANDY KOMISAR
Print Name:	Randy Komisar
Title:	Chairman, Nominating and Governance Committee

Agreed and Accepted, this 24th day of June, 2005.

/S/ THOMAS S. ROGERS
Thomas S. Rogers

SIGNATURE PAGE TO CHANGE OF CONTROL TERMS AND CONDITIONS

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of this          day of                     , 200  , between                                  (“Executive”), and TiVo Inc., a Delaware corporation (the “Company”) (collectively referred to herein as the “Parties”), effective eight (8) days after Executive’s signature (the “Effective Date”), unless Executive revokes his or her acceptance as provided in Paragraph 3(c), below.

WHEREAS, Executive and the Company are parties to that certain Employment Agreement dated as of July 1, 2005 (the “Employment Agreement”);

WHEREAS, Executive and the Company are parties to that certain Change of Control Agreement dated as of July 1, 2005 (the “Change of Control Agreement”);

WHEREAS, Executive’s employment with the Company terminated effective                     ,          (the “Termination Date”);

WHEREAS, the Parties agree that the termination of Executive’s employment has triggered severance payments and benefits to Executive under Section 5(c) of the Employment Agreement or Section 4 of the Change of Control Agreement, subject to Executive’s execution and non-revocation of this Release; and

WHEREAS, the Company and Executive now wish to document the termination of Executive’s employment with the Company and to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance payments and benefits to be made available to Executive pursuant to Section 5(c) of the Employment Agreement or Section 4 of the Change of Control Agreement, as applicable, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1. Termination of Positions as Officer and Employment. Executive’s positions as an officer and employee of the Company are terminated effective as of the Termination Date.

2. Severance Payments and Benefits. Subject to Executive’s execution and non-revocation of this Release, Executive shall receive payments, severance benefits and benefits as described in Section 5(c) of the Employment Agreement or Section 4 of the Change of Control Agreement, as applicable.

3. General Release of Claims by Executive.

(a) Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the

Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his employment with the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the Termination Date, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 USC Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 USC Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 USC Section 621, et seq.; the Equal Pay Act, as amended, 29 USC Section 206(d); regulations of the Office of Federal Contract Compliance, 41 CFR Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; The Executive Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.

Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims to continued participation in the Company’s group medical, dental, vision, and life insurance benefit plans pursuant to the terms and conditions of the federal law known as COBRA;

(iv) Claims for indemnity under the bylaws of the Company, as provided for by Delaware law or under any applicable insurance policy with respect to Executive’s liability as an employee or officer of the Company of that certain Indemnification Agreement dated              between Executive and the Company;

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(v) Claims based on any right Executive may have to enforce the Company’s executory obligations under the Employment Agreement, the Change of Control Agreement or agreements related to stock awards granted to Executive by the Company; and

(vi) Claims Executive may have to vested or earned compensation and benefits.

(b) EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(c) Older Worker’s Benefit Protection Act. Executive agrees and expressly acknowledges that this Release includes a waiver and release of all claims which he has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this Release:

(i) This paragraph, and this Release are written in a manner calculated to be understood by him.

(ii) The waiver and release of claims under the ADEA contained in this Release does not cover rights or claims that may arise after the date on which he signs this Release.

(iii) This Release provides for consideration in addition to anything of value to which he is already entitled.

(iv) Executive has been advised to consult an attorney before signing this Release.

(v) Executive has been granted twenty-one (21) days after he is presented with this Release to decide whether or not to sign this Release. If he executes this Release prior to the expiration of such period, he does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day period.

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(vi) Executive has the right to revoke this general release within seven (7) days of signing this Release. In the event he does so, both this Release and the offer of benefits to him pursuant to the Employment Agreement or the Change of Control Agreement, as applicable, will be null and void in their entirety, and he will not receive any severance payments or benefits under the Employment Agreement or the Change of Control Agreement.

If he wishes to revoke this Release, Executive shall deliver written notice stating his or her intent to revoke this Release to the Chairman of the Board of Directors of the Company and the Company’s Chief Executive Officer, or, if Executive is serving in such capacities as of the Termination Date, to the Chairman of the Compensation Committee of the Board of Directors of the Company, at the offices of the Company on or before 5:00 p.m. on the seventh (7th) day after the date on which he signs this Release.

4. No Assignment. Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees, or any of them. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive; provided, however, that this sentence shall not apply with respect to a claim challenging the validity of this general release with respect to a claim under the Age Discrimination in Employment Act, as amended.

5. Confidential Information; Return of Company Property. Executive hereby certifies that he has complied with Section 5(g) of the Employment Agreement.

6. Paragraph Headings. The headings of the several paragraphs in this Release are inserted solely for the convenience of the Parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

7. Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by telex or telecopy or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to:

If to the Company or the Board:

TiVo Inc.

2160 Gold Street

P.O. Box 2160

Alviso, California 95002-2160

Attention: Secretary

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If to Executive:

Thomas S. Rogers

48 Biltmore Avenue

Rye, New York 10580

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

8. Severability. The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect.

9. Governing Law and Venue. This Release is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in San Jose, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

10. Counterparts. This Release may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

11. Construction. The language in all parts of this Release shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Release or any part thereof.

12. Entire Agreement. This Release, the Employment Agreement and the Change of Control Agreement set forth the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the Parties in respect of the subject matter contained herein.

13. Amendment. No provision of this Release may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board of Directors of the Company.

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14. Understanding and Authority. The Parties understand and agree that all terms of this Release are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

(Signature Page Follows)

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IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the date first written above.

EXECUTIVE	TIVO INC.

By:

Print Name:	Print Name:

Title:

SIGNATURE PAGE TO RELEASE